Exhibit 3.1

CERTIFICATE OF INCORPORATION OF

DongFang City Holding Group Company Limited

FIRST: The name of the corporation is: DongFang City Holding Group Company Limited

SECOND: Its registered office in the State of Delaware is located at 16192 Coastal Highway, Lewes, Delaware 19958, County of Sussex. The registered agent in charge thereof is Harvard Business Services, Inc.

THIRD: The purpose of the corporation is to engage in any lawful activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the corporation is authorized to issue is 300,000,000 shares having a par value of $0.0001000 per share.

FIFTH: The business and affairs of the corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the bylaws of the corporation.

SIXTH: This corporation shall be perpetual unless otherwise decided by a majority of the Board of Directors.

SEVENTH: In furtherance and not in limitation of the powers conferred by the laws of Delaware, the board of directors is authorized to amend or repeal the bylaws.

EIGHTH: The corporation reserves the right to amend or repeal any provision in this Certificate of Incorporation in the manner prescribed by the laws of Delaware.

NINTH: The incorporator is Harvard Business Services, Inc., whose mailing address is 16192 Coastal Highway, Lewes, DE 19958.

TENTH: To the fullest extent permitted by the Delaware General Corporation Law a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware do ,make and file this certificate, and do certify that the facts herein stated are true; and have accordingly signed below, this October 25, 2019.

Signed and Attested to by:	/s/ Michael J. Bell
Harvard Business Services, Inc., Incorporator
By: Michael J. Bell, President

Stale or Delaware
Secretary of State
Divisions of Corporations
Delivered 12:33 PM 10/25/2019
FILED 12:33 PM 10/25/2019
SR 20197739078 – File Number 7672345

STATEMENT OF INCORPORATOR

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IN LIEU OF ORGANIZATIONAL MEETING

FOR

DongFang City Holding Group Company Limited

October 25, 2019

We, Harvard Business Services, Inc.. the incorporator of DongFang City Holding Group Company Limited -- a Delaware Corporation - hereby adopt the following resolution pursuant to Section 108 of the General Corporation Law of Delaware:

Resolved: That the Certificate of Incorporation of DongFang City Holding Group Company Limited was filed with the Secretary of State of Delaware on October 25, 2019.

Resolved: That on October 25, 2019 the following persons were appointed as the initial directors of the Corporation until their successors are elected and qualify:

Ling Cheng

Zhenggui Wang

Resolved: That the bylaws included with this resolution are the initial bylaws approved by the incorporator.

Resolved: That the Secretary of the Company is hereby authorized and directed to execute a certificate of adoption of the bylaws or repeal the initial bylaws and create a custom set of bylaws to be adopted and approved by the directors.

Resolved: The powers of this incorporator are hereby terminated. and said incorporator shall no longer be considered a part of the body corporate of the above named corporation.

This resolution shall be filed in the minute book of the company.

/s/ Michael J. Bell
Harvard Business Services. Inc.,
By: Michael J. Bell, President

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